Exhibit 15.2

FANGDA PARTNERS

北京Beijing●上海Shanghai●广州Guangzhou●深圳Shenzhen●香港Hong Kong

http://www.fangdalaw.com

中国北京市朝阳区光华路一号 北京嘉里中心北楼27层 邮政编码：100020 27/F, North Tower, Beijing Kerry Centre 1 Guanghua Road, Chaoyang District Beijing 100020, PRC	电子邮件E-mail:email@fangdalaw.com
电 话Tel.:86-10-5769-5600
传 真Fax:86-10-5769-5799

April 28, 2023

Dear Sirs,

We consent to the references to our firm and the summaries of our opinions under “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations governing the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or need to relinquish our interests in those operations.” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the Variable Interest Entities” in DiDi Global Inc.’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summaries of our opinions under these headings into the Registration Statement on Form S-8 (No. 333-262249) of DiDi Global Inc. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners